Exhibit 99(p)(2)

Personal Investing Policy

Mercer Investments LLC

June 2026

Summary

Rule 204A-1 of the Investment Advisers Act of 1940 (“Rule 204A-1”) requires investment advisers, such as Mercer Investments LLC (“Mercer” or “MIL” hereinafter) to adopt a code of ethics that includes certain minimum standards of business conduct, as well as reporting of certain brokerage accounts, personal securities transactions and securities holdings. All Mercer colleagues are subject to the Marsh McLennan (“Marsh”) Code of Conduct – The Greater Good, which also serves as the Mercer Code of Ethics. The Greater Good sets out standards for colleagues dealing with potentially complex ethical decisions. It also provides basic information to colleagues regarding Marsh’s procedures for reporting conflicts of interest and raising other issues of concern.

Marsh has supplemented The Greater Good with specific restrictions on all colleagues who engage in personal investment activities. As described in the Marsh Trading Securities policy, colleagues are subject to certain restrictions when trading Marsh securities and are prohibited from, among other things, engaging in “insider trading” (e.g., trading securities when in possession of material non-public information (“MNPI”) about those securities or the companies that issue those securities).

In addition to The Greater Good and the Marsh Trading Securities policy, Mercer colleagues are subject to restrictions and reporting obligations under federal securities laws applicable to investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”). This Personal Investing Policy requires compliance with these SEC rules: Rule 204A-1 and Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”), which applies to Mercer when it serves as an investment adviser to SEC-registered investment companies. This policy is also designed to comply with federal securities laws which prohibit the trading of securities while in the possession of material non-public information about such securities and/or otherwise sharing such information.

Scope

This policy governs personal investment activities of all Mercer “Supervised Persons”, which includes directors and officers of Mercer (or other persons occupying a similar status or performing similar functions); employees of Mercer, including dual hatted colleagues (i.e., colleagues who work in or with a Mercer affiliated entity, but who support the investment advisory activities of MIL); outside consultants and temporary

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

employees; and any other person who is involved in investment advisory activities on behalf of Mercer and is subject to Mercer’s supervision and control.

Access Person Definition

The following Supervised Persons are considered “Access Persons” for purposes of this policy:

Any Supervised Person: (A) who has access to non-public information regarding any clients’ purchase or sale of securities; or non-public information regarding the portfolio holdings of any investment fund managed by Mercer; or (B) who is involved in making securities recommendations to clients or investment funds, or who has access to such recommendations that are non-public.

All Mercer colleagues and dual hatted colleagues are classified as Access Persons (even if they do not meet the definition above) and as such, the term “colleague” is used interchangeably with Access Persons within this Policy. Additionally, both this Policy, and the Marsh Trading Securities Policy apply to Mercer employees individually and extend to the activities of another person if a Mercer employee has a beneficial interest in an account of that person. This usually includes family members who share a household or who are financially dependent on the Access Person but can include non-family members as well (“household members”). Colleagues who have specific situations that require further review should contact a member of the US&C Investments Compliance team.

Policy Statement

When engaging in personal securities investments, colleagues should adhere to the following standards of conduct:

Client interests come first. Colleagues must scrupulously avoid serving personal interests ahead of the interests of Mercer’s clients.

Do not take advantage. Colleagues may not make personal investment decisions based on knowledge of a client’s holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a client with the expectation that the client’s transaction will cause a favorable move in the market.

Disclose conflicts of interest. All personal investing, including personal securities transactions, should be conducted in such manner to avoid any actual or potential conflict of interest or any abuse of a colleague’s position of trust and responsibility. Colleagues should always report any potential conflicts of interest to the US&C Investments Compliance team.

Comply with applicable law. Colleagues must comply with Rule 204A-1, Rule 17j-1 and other federal securities laws that govern Mercer’s business.

Strict prohibition on insider trading. Colleagues who come into possession of MNPI (which may be information related to Marsh, a client, a service provider, or otherwise) should immediately notify a member of the US&C

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Investments Compliance team. To mitigate impact, this information should not be further shared with colleagues or supervisors without first obtaining Compliance guidance.

Mercer has many important assets, perhaps the most valuable of which is its established reputation for integrity. An important element of Mercer’s commitment to integrity is its philosophy of always putting Mercer’s clients’ interests ahead of its own. This requires that colleagues manage or avoid actual, perceived, or potential conflict of interest with a client. It also requires that colleagues use the knowledge and/or opportunities gained at Mercer in a manner that is consistent with Mercer’s fiduciary duty to its clients. This policy is designed to provide a framework for colleagues to conduct personal investment activities in a manner that is consistent with placing the interest of Mercer’s clients first.

Colleague Responsibilities

Personal Account Disclosures

Disclose and Update Reportable Securities Accounts (“Reportable Account”)

A Reportable Account is any account that holds, or can hold, securities for which an Access Person, directly or indirectly, maintains or shares a t beneficial interest in the account. All Reportable Accounts must be disclosed in our third-party vendor system, Star Compliance, within 10 days of becoming an Access Person. Additionally, colleagues are required to submit a current holdings statement for each account. The holdings statement must be current as of a date no more than 45 days prior to the person becoming an Access Person. On an ongoing basis, colleagues are also required to disclose any new account openings, closures or changes within 30 days of such change. On a periodic basis, colleagues must also complete relevant certifications1 related to their personal investment account disclosures.

Colleagues are encouraged to maintain their Reportable Accounts at one of the Authorized Broker-Dealers listed in Appendix B. These Broker-Dealers have agreed to provide regular automated reporting directly to Mercer. Any colleagues who choose not to utilize one of the listed Broker-Dealers will be responsible for manually uploading account statements for each Reportable Account2 monthly. Colleagues should note that the list of Authorized Broker-Dealers in Appendix B may change from time to time without advance notice. Additionally, certain brokers may require written consent forms with physical signatures from all account owners prior to transmitting personal trading data to Mercer. Colleagues should be prepared to provide the necessary consent for Mercer to receive the automated feeds.

1 See Appendix A for a list of periodic colleague certifications, and important information regarding each certification.

2 While reporting of the account may be required, as outlined above, colleagues are not required to provide ongoing periodic account statements for confirmed Discretionary Managed Accounts, accounts that can only hold mutual funds, state- sponsored 529 plans (or plans in which the colleague has no discretion over individual security selection), and cryptocurrency wallets that do not hold any cryptocurrency-based securities.

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Household Members

Household members may include relatives (e.g., spouses, in-laws, children, parents, etc.) who share the same household as the Mercer colleague and are financially connected to them. The term may also include any related or unrelated individuals if a colleague has a beneficial interest in the account of that individual and may include a significant other or domestic partner.

Mutual Fund Only and 529 Accounts

All broker-dealer accounts, even those that hold only open-end mutual funds, must be disclosed in Star Compliance within 30 days of opening. Mutual fund investments held and transacted directly through the fund’s transfer agency accounts do not need to be disclosed, unless such accounts hold affiliated (i.e., Mercer) open-end mutual funds.

529 College Savings Plans purchased directly from a state sponsor or plans in which the colleague has no discretion over individual security selection do not need to be disclosed. 529 plans held at a broker-dealer, in which the colleague has discretion to select individual securities must be disclosed in Star Compliance within 30 days of opening.

Discretionary Managed Accounts

A Discretionary Managed Account is a personal investment account where a colleague has delegated investment discretion to a financial adviser or portfolio manager, and such adviser/manager has the exclusive ability to make decisions to transact on behalf of the colleague’s account. Colleagues must disclose Discretionary Managed Accounts. Upon initial disclosure, colleagues must submit a copy of the executed Discretionary Managed Account Agreement. Approval will only be granted where the Agreement makes clear that the account owner may not make or be permitted to make any specific decisions regarding the purchase or sale of individual securities for the account. Colleagues who maintain a Discretionary Managed Account will be required to complete periodic certifications confirming their agreement to refrain from influencing investment management decisions, including transactions, or indirectly controlling the account.

Cryptocurrency Wallets

Cryptocurrency accounts, or “wallets” as they are commonly known, are not required to be reported as the cryptocurrecy itself is not considered a security. However, accounts that hold cryptocurrency-based ETFs or derivatives may be considered a security, and such accounts are required to be disclosed.

Automatic Investment Plan

Automatic Investment Plans, including Dividend Reinvestment Plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”), are accounts with regular periodic purchases (or withdrawals) that are made automatically in accordance with a predetermined schedule and allocation. These accounts do not require preclearance; however, colleagues who maintain these accounts will be required to complete initial and annual certifications confirming the employer (current or previous), if applicable, the eligible security, and documentation supporting the account type.

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Colleagues should reference Appendix C for further details regarding types of investment accounts that require reporting and periodic account statement disclosures.

Preclearance Requirements

Preclearance of personal securities transactions is a required control implemented by Mercer to mitigate the risk of colleague trading activities conflicting with client trades or transactions. As such, colleagues must preclear all Covered Security transactions in any Reportable Account unless one of the exceptions below applies.

•	Transactions in mutual fund-only accounts, state sponsored 529 accounts (or plans in which the colleague has no discretion over individual security selection), automatic investment plans or approved Discretionary Managed Accounts do not need to be precleared.

•	Receipt of stock or options bonus awards (see note below regarding Employer Issued Stock or Options Transactions.

•	Gifts or donations of securities by colleagues are not considered a securities transaction, and therefore preclearance is not required. For the avoidance of doubt, colleagues should not own or control the organization or account receiving such gift, and colleagues may not have any influence over the decision to transact in such securities once gifted.

Colleagues should reference Appendix C for further details regarding Covered Securities and Reportable Accounts.

Key reminders before you trade

If a preclearance request is approved, such approval is only valid for the day on which it was granted.

Broad-based ETFs – Compliance maintains a broad-based ETF list (“green-list”) in Star Compliance. Prior to trading an ETF, colleagues are required to review the green-list in Star Compliance to ensure the security is listed. An Access Person may request for an ETF to be added to the green-list, however it may take up to 5 business days for Compliance approval. If the colleague chooses to trade a broad-based ETF that is not currently on the green-list, it must be precleared.

Limit orders and Margin Accounts – Colleagues are generally discouraged from entering limit orders that may carry over to a future trading day and from maintaining margin accounts where transactions may be triggered by market movements. Colleagues who elect to maintain these accounts should be aware that they will be required to preclear any transactions on each relevant trade or transaction date. There is always the possibility that a preclearance request may be rejected on any given trade date, and execution of transaction without preclearance approval would be considered a violation of this Policy.

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Special Provisions for Designated Investment Professionals - Traders, Portfolio Managers, and Implementation Team members are subject to an extended restriction on their personal securities trading. These individuals are deemed to have access to client order information and have control or decision-making ability over the timing of such client securities transactions. The US&C Investment Compliance team maintains a list of these individuals, and impacted colleagues must confirm their understanding of these additional limitations via initial and annual certifications. In addition to any limitations that apply to all Access Persons, these colleagues are prohibited from buying or selling a security within 3 calendar days after a client trade in the same or equivalent security. In situations where a Designated Investment Professional has transacted in the same or equivalent security as a client, the MIL Chief Compliance Officer, MIL Chief Legal Officer, and the MIL Chief Investment Officer will determine the appropriate action on a case-by-case basis. Such action could include reversal of the trade and/or disgorgement of any profit.

Marsh Restricted Colleagues – Pursuant to the Marsh Trading Securities Policy, certain colleagues who have access to the Marsh or a business’ quarterly financial information before it is publicly released, are deemed to be Restricted Colleagues. Such colleagues must continue to comply with the Marsh Blackout Period limitations.

Trading in Marsh Stock and Marsh Related Securities– All colleagues must comply with the Marsh Trading Securities Policy, and the specific restrictions on trading in shares of Marsh (NYSE: MRSH) or Marsh-related derivative securities. For clarity and ease of reference, colleagues may not short-sell Marsh stock or trade in Marsh-related derivatives.

Employer-issued Stock or Options Transactions – The exercise of employee stock options granted in the context of a colleague’s current or previous employment as compensation does not require preclearance provided that the converted shares are not liquidated. Similarly, accepting a grant of stock from an employer as compensation also does not require preclearance. All colleagues must preclear the sale of shares resulting from the exercise of an employer-issued stock option or an employer grant of company stock.

Private Investments and Initial Public Offerings - Colleagues must obtain prior approval from the US&C Investments Compliance team via Star Compliance before acquiring direct or indirect beneficial ownership (through purchase or otherwise) of (i) a security in an initial public offering, or (ii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund). To initiate pre-approval, colleagues must complete the request in Star Compliance and await Compliance approval before either placing a trade or participating in the private offering.

FINRA Registered Representatives - Colleagues that hold FINRA licenses through MGI Fund Distributors are subject to the broker dealer’s Written Supervisory Procedures (“WSP”). Such policies and procedures may have separate and distinct requirements that should be reviewed prior to engaging in personal investing activities. For the avoidance of doubt, FINRA Registered Representative colleagues must disclose accounts in both Star Compliance and Quest CE.

Excessive Trading – Colleagues are reminded that they should not make personal use of Company Systems (as defined within the Marsh Handling Information Appropriately Policy) or engage in outside activity that detracts from their duties or creates additional liability, risk, or expense for Marsh and its businesses. As such, colleagues should refrain from participating in securities execution activities that could negatively impact their ability to

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

carry out their assigned responsibilities. Personal trading activity of Access Persons who execute more than 50 trades per amonth in an account that requires preclearance will be reported to the colleague’s Wealth Management Team leader.

Personal Investing While Outside the Office – This policy remains in effect while a colleague is on leave of absence, disability, vacation, or sick leave. Colleagues should be mindful of engaging in personal investment activity when they do not anticipate having access to the Star Compliance system to request preclearance.

Predictive Markets

Access Persons are prohibited from maintaining, trading in, or otherwise participating in predictive market accounts (including but not limited to online prediction markets, event-based betting platforms, and similar instruments that facilitate speculation on political, regulatory, economic, or company-specific events). Such activity could create conflicts of interest, misuse of material nonpublic information, or reputational risk to the Firm.

Ad-Hoc Restrictions – This policy seeks to address the most common ways that colleague personal investing could conflict with client trading activity. However, a situation may arise where the firm finds it necessary to further restrict or additionally monitor the personal trading activity of a specific colleague, or group of colleagues. In such instances, Mercer may impose additional trading prohibitions or reporting obligations, as necessary, for any reason, and without advance warning. The US&C Investments Compliance team will notify affected colleagues of any such additional requirements. Colleagues should keep in mind that the ability to personally invest while being a member of the investment industry is a privilege, not a right. As a fiduciary, Mercer must always put the needs of our clients ahead of our own. As an Access Person of an SEC Registered Investment Adviser, you are required to comply with federal securities laws that prohibit insider trading, this Policy, and our Code of Ethics.

Submitting a Preclearance Request

Preclearance requests must be submitted via Star Compliance. Automated feedback will be provided as to whether the request is approved, denied, or in need of further review. Preclearance requests can only be submitted during open New York Stock Exchange (NYSE) market hours. Submitting a preclearance request outside of this time will result in a system-generated denial. Approved trades must be executed by the close of the business on the day on which the preclearance approval is granted. Approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted.

Failure to obtain preclearance approval on the exact day of trading will result in a violation.

Addressing Policy Violations

Colleagues must report known violations of this policy to the US&C Investments Compliance team or the Ethics and Compliance Line immediately. Colleagues should recognize that acceptance and adherence to this policy is

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

a condition of employment with Mercer. Potential violations of this policy will be reviewed by the US&C Investments Compliance team, and any violations will be escalated to the Mercer Investments LLC Chief Compliance Officer, and the US Head of Wealth. This group, with guidance from the MIL Chief Legal Officer, will review the activity, determine materiality to the Code of Ethics, and administer any penalties, sanctions, or disciplinary actions on behalf of Mercer.

Mercer reserves the right to take any appropriate action given the facts and circumstances of the activity. Sanctions may include, but are not limited to, monetary penalties, suspension without pay, suspension of personal trading privileges or other disciplinary actions, up to and including termination of employment. Disgorgement of profits and reversal of trades may also be required. Any penalties or profits disgorged to Mercer will be donated to a charitable organization selected by Mercer in the name of Mercer.

As this policy reflects provisions of the U.S. securities laws, colleagues should be aware that violations of this policy could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines, penalties, or imprisonment. Additionally, violations by a FINRA Registered Representative would be subject to the provisions of the broker-dealer WSPs and may result in additional actions, including but not limited to, reporting to FINRA.

Resources

Please contact Mercer US&C Investments Compliance (#mercerusinvestmetnscompliance@mercer.com) if you have questions.

Appendix A – Certifications

Appendix B – Authorized Broker Dealers

Appendix C - Reportable Accounts and Covered Securities

RELATED POLICIES

Marsh Trading Securities Policy

Marsh Handling Information Appropriately Policy

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Appendix A - Certifications

All reports and certifications must be completed in Star Compliance. Failure to complete the certification in a timely manner may result in disciplinary action.

All Access Persons must complete initial, quarterly, and annual compliance certifications acknowledging:

•	They have received, read, understand and complied with the Mercer Code of Ethics and Personal Investing Policy
•	They acknowledge and consent for Mercer to receive an electronic feed of transactions for both their personal brokerage accounts and household member accounts (if applicable)

Initial and Annual Certifications

Within 10 calendar days of becoming an Access Person, all employees must disclose their personal securities accounts and holdings in all Covered Securities. The information must be current as of a date no more than 45 days prior to the person becoming an Access Person.

Each colleague must also submit an annual holdings certification at the beginning of each calendar year, either by electronic feed or paper statements, with holdings current within the previous 45 days.

Colleagues who maintain Discretionary Managed Accounts will be required to confirm that accounts are still active; however, holdings and transactions are not required to be reported.

Quarterly Transaction Certification

All Access Persons must submit transaction information within 30 days after the end of the calendar quarter, with respect to any transactions within their Reportable Accounts. To facilitate compliance with this requirement, Mercer requires the colleague to supply duplicate copies of brokerage statements including trade confirmations, physically or via an electronic feed within Star Compliance.

Broker Consent

Certain brokers may require written consent forms with physical signatures from all account owners, including household members, prior to transmitting personal trading data to Mercer for new and existing accounts. To comply with this Policy, you must provide consent in the manner required by each broker.

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Appendix B – Authorized Broker Dealers

•	Ameriprise
•	Charles Schwab
•	Chase Investment Services
•	Edward Jones
•	Fidelity
•	Interactive Brokers
•	JP Morgan
•	Merrill Lynch
•	Morgan Stanley Smith Barney
•	Raymond James
•	RBC
•	Robinhood
•	Stifel
•	UBS Wealth Management
•	Vanguard
•	Wells Fargo Advisors (through First Clearing)

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

Mercer Investments - Personal Investing Policy

June 2026

Appendix C – Reportable Accounts and Covered Securities

“Reportable accounts” include any account for which a colleague, through any contract, arrangement, understanding, relationship or otherwise, has or shares a beneficial interest in the account. This may include:

•	personal brokerage accounts;
•	accounts in which your spouse or household member have a beneficial interest;
•	accounts in which your minor children or any dependent family member has a beneficial interest;
•	accounts over which you exercise control or have investment discretion;
•	IRAs;
•	certain HSA accounts (held with a broker);
•	401(k) accounts held at Marsh or another employer or broker

“Covered Securities” include all securities in which an Access Person has the opportunity, directly or indirectly, to profit or share in the profit derived from transactions in such securities. This includes all equity, debt and derivative related transactions with the exception of:

•	direct obligations of the U.S. Government
•	bankers’ acceptances
•	bank certificates of deposit
•	commercial paper
•	high quality short-term debt (A-1, P-1 & maturity of less than 1 year), including repurchase agreements
•	U.S. treasury bills, notes, bonds
•	Currencies
•	Cryptocurrencies
•	shares issued by money market funds
•	shares issued by open-end mutual funds (excluding affiliated open-end mutual funds)
•	annuities and life insurance contracts
•	529 plans purchased directly from a state sponsor (or plans in which the colleague has no discretion over individual security selection)
•	Broad-based ETFs on the green-list

INTERNAL USE ONLY

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

The greater good	Our code of conduct

Table of contents

Message from the CEO	3–4

Our values and commitments	5–6

We build trust by doing the right thing	7–14
We act with integrity	8

Leaders have additional responsibilities	12

We build trust with colleagues	15–24
We treat others with respect	16
We provide a safe and healthy workplace	18
We respect privacy and protect personal and confidential information	20

We build trust with clients	23–38
We treat clients fairly	24
We protect client information	26
We comply with the special requirements of government clients	28
We compete ethically	30
We do not bribe	32
We put clients’ interests first	34

We build trust in the company	39–62
We know our business partners	40
We work to prevent money laundering and financial crimes	42
We build strong relationships with our suppliers	44
We manage conflicts of interest with integrity	46
We are transparent about potential personal conflicts of interest	48
We use good judgment when giving or accepting gifts or entertainment	50
We do not trade on or disclose inside information	52
We safeguard company assets and information	54
We maintain accurate business records and sound internal controls	56
We communicate honestly and professionally with investors and the public	58

We build trust with communities	63–72
We build trust by acting responsibly	64
We make an impact	66
We engage appropriately in the political process	68
We play by the rules	70

Index	73–74

Message from
the CEO

The Greater Good | We build trust by doing the right thing	3

Dear colleagues,

The Greater Good, our code of conduct, spells out our values as an organization and obligations as individuals. It’s Marsh’s one code of personal and professional behavior for everyone, everywhere we do business.

Our workplace and the work we do in the world is built on trust. As individuals and as an enterprise, we earn trust by doing the right thing for our clients, colleagues and communities. That’s what we mean by the greater good.

I encourage you to read and regularly refer to The Greater Good. Being familiar with the principles it illustrates will help all of us to continue to serve our clients, colleagues and communities with integrity.

John Q. Doyle

President and CEO

Three pillars of
The Greater Good:

1. Win with integrity

We compete vigorously and fairly. Work that might harm the reputation of the firm is simply not worth it.

2. You are never alone

The only mistake you can make is the mistake that you make alone. When in doubt, reach out. To your manager. To Compliance. To HR. To a colleague. We are all in this together.

3. Speak up

If something doesn’t feel right, speak up. You have a right—and an obligation—to raise your concerns.

Our values and
commitments

The Greater Good is foundational to
how we conduct business at Marsh.

Our commitments

We are	We apply	We deliver

Committed partners	Unique expertise	Actionable solutions

We work with curiosity, care and integrity to understand clients’ unique needs and enable their ultimate success.	We bring a distinct combination of capabilities – from data-driven insights to deep industry knowledge and experience – clarifying the view of present and future risks and opportunities.	We provide practical solutions to organizations’ most pressing challenges, delivering results that help businesses and communities thrive.

At the core of each of these commitments is our Code of Conduct, The Greater Good. We expect every colleague to act with integrity, to raise your hand when you are unsure of what to do and to speak up when you witness conduct that may not align with the values of The Greater Good.

The Greater Good | Our values and commitments	6

We build trust by
doing the right thing

We act with
integrity.

The Greater Good | We build trust by doing the right thing	8

Each one of us must take individual responsibility for acting with integrity at all times, even when this means making difficult choices. This is the bedrock principle of acting for The Greater Good.

Make sure you

Follow all laws and regulations that apply to your work.

Take all required training to understand your responsibilities.

Understand and adhere to the letter and spirit of this Code and Company policy.

Act honestly in all your business dealings.

Speak up if you have a concern about any work-related behavior that may be a violation of the law, this Code or Company policy. Raise concerns with your managers at any level, or with Legal and Compliance or Human Resources, or through the Ethics & Compliance Line.

Cooperate in internal and external audits and investigations by fully and truthfully providing information and by preserving all materials that might be relevant.

As you make a business decision, ask yourself

Is it legal, ethical and socially responsible?

Is it consistent with the spirit of the Code and Company policy?

Is it based on a thorough understanding of the risks involved?

Will it maintain trust with clients, shareholders, regulators and colleagues?

Would it maintain our good reputation if the behavior were to become known internally or publicly?

If the answer to any of these questions is no, stop and speak up.

The Greater Good | We build trust by doing the right thing	9

Speaking up

You and your colleagues are certain to encounter difficult choices, and everyone makes mistakes from time to time. At Marsh, we are dedicated to choosing our actions with care and fixing mistakes promptly. You are never alone. Do not hesitate to raise concerns or seek guidance. Your fast action helps all of us retain and build trust. The Company will act promptly to investigate allegations of violations of this Code or the law.

As an alternative to raising concerns with or seeking guidance from a manager, Legal and Compliance or Human Resources, you may use the Ethics & Compliance Line. The Ethics & Compliance Line gives you the option of raising a concern or seeking guidance online or with a phone call. If you wish, you may remain anonymous (except in a small number of countries where the law does not allow an anonymous call).

Please go to EthicsComplianceLine.com for detailed instructions.

No retaliation

We will not tolerate retaliation against any colleague who raises a good-faith concern about a potential violation of the law, this

Code or Company policy. Examples of retaliation may include termination, a reduction in pay, a negative change in job responsibilities, intimidation or any other material change in a colleague’s conditions of employment. Reporting a concern does not relieve a colleague of accountability for misconduct.

The Greater Good | We build trust by doing the right thing	10

Accountability

This Code applies to all directors, officers, employees, contingent workers and temporary employees (“colleagues”) of the Company and its subsidiaries worldwide. We also hold our agents, subcontractors and suppliers to high standards of integrity by requiring them to comply with relevant aspects of our compliance policies. No colleague may use a third party to do something prohibited by this Code. Colleagues who violate the law, this Code or Company policy are subject to disciplinary action in accordance with local laws and internal procedure.

Marsh will waive application of the policies in this Code only if the Company decides that it is justified by the circumstances. A waiver will be granted only under limited circumstances.

Only the Audit Committee of the Marsh Board of Directors may approve a waiver of this Code for the Company’s directors and senior executive officers. Waivers must be properly disclosed as required under applicable laws or regulations.

If laws conflict

Because we operate in many countries, laws will sometimes conflict with each other or with this Code or Company policy. If you encounter such a conflict, consult with Legal before deciding how to act.

Watch out for

We will inevitably face difficult situations in our work. Under the heading “Watch Out For,” most of the sections of this Code list temptations, pressures or “red flags.” These things to “Watch Out For” should alert you to the potential problems inherent in the choices you are facing and signal the need to speak up or seek guidance. For example, WATCH OUT FOR:

Temptations to compromise integrity for revenue.

Pressures to get things done before knowing the risks involved or what the law, this Code or Company policy require.

Excuses for sacrificing integrity, such as, “Our competitors do it.”

Assumptions that someone else will address a problem or that management already knows about it.

When you come across a red flag, speak up. Talk to a manager, Legal and Compliance or Human Resources, or submit a report through the Ethics & Compliance Line.

Related policies and guidance

Colleagues can visit The Greater Good website to find Compliance policies and materials listed under the “Policy Hub” heading.

The Greater Good | We build trust by doing the right thing	11

Leaders have additional
responsibilites.

The Greater Good | We build trust by doing the right thing	12

If you manage others, you must lead by example. Hold yourself to the highest standards of conduct and make those standards clear to those who report to you. Create an atmosphere that inspires open and honest communication. Take an active role in understanding the risks inherent in your colleagues’ work and give effective guidance when needed.

Make sure you

Communicate the letter and spirit of this Code to those who report to you and to your other colleagues. Make sure that your teams understand Company policies and procedures.

Take an active role in assuring the quality of the work product of your teams and the fairness and honesty of their communications with clients, colleagues and other business partners.

Use adherence to this Code and Company policy as a factor when you evaluate and recommend compensation for your teams.

Communicate to your teams that your door is always open for them to report a mistake, raise a concern or discuss a difficult business choice. At the same time, make it clear that they are free to report concerns through other channels as well.
Respond quickly and effectively to concerns colleagues raise.

Take prompt remedial action when mistakes or misconduct are discovered or brought to your attention.

Notify Legal and Compliance when you encounter a potential violation of the law, this Code or Company policy.

Make appropriate disclosure to clients and other business partners when mistakes occur or when conflicts of interest arise, after consulting with a manager or with Legal and Compliance.

The Greater Good | We build trust by doing the right thing	13

Q: My manager recently notified me that something I was doing was in violation of the Code. I had no idea I was doing something wrong. Can I be held accountable even though I was unaware of the rule?

A: Yes, you can be held accountable. You are expected to read, understand and follow the principles in the Code and all Company policies. Whenever you encounter something in the Code or a policy that seems unclear or difficult to carry out, you must seek guidance from a manager or Legal and Compliance or Human Resources. Our reputation for integrity is our most valuable asset. To protect that asset, it is essential that you follow the principles set out in the Code and the policies.

Q: I have a problem: I believe a colleague is doing something in violation of the Code, but I’m reluctant to say anything about it to my manager because my colleague and my manager are friends. I’m also worried I will be branded an “informer” by my colleagues. What should I do?

A: You have a duty and obligation to speak up when you are aware of a violation of the Code. This may be one of the times when it would be appropriate to raise the concern with someone other than your manager. You can make a confidential call (or send a confidential email) to our Ethics & Compliance Line. Go to EthicsComplianceLine.com for instructions. You may keep your call or message anonymous if you wish (except in a small number of countries where anonymity is not permitted by law). Remember: The Company will not tolerate retaliation in any form against a colleague who speaks up in good faith.

Q: I’m a manager. If I observe misconduct in an area not within my responsibility, should I raise a concern?

A: Yes. All Company colleagues must speak up if they have a concern about any work-related behavior that may be a violation of the law, the Code or Company policy. All colleagues, including managers, may raise concerns with their managers at any level with Legal and Compliance or Human Resources or through the Ethics & Compliance Line.

Q: My manager says that we should always bring our concerns directly to her and has suggested she will “make problems” for anyone who reports “over her head.” Is that OK?

A: No. She is in violation of Company policy if she is trying to prevent you from using other reporting channels. While it is often best to raise an issue with your manager first, you may sometimes be unable to do so, or believe doing so is inappropriate. You are free to communicate the concern to another manager, Legal and Compliance or Human Resources, or by using our Ethics & Compliance Line. If your manager disciplines you, assigns you unpleasant work or otherwise treats you differently because you chose to report through another channel, then she may be in violation of our anti-retaliation policy and you should report that behavior.

The Greater Good | We build trust by doing the right thing 14

We build trust
with colleagues

We treat others
with respect.

The Greater Good | We build trust with colleagues	16

Marsh is committed to maintaining an inclusive, equal-opportunity culture that empowers all colleagues and business partners. We believe that every colleague’s unique contribution is fundamental to the overall success of the Company.

Make sure you

Treat others respectfully and professionally, always.

Promote inclusion in hiring and other employment decisions.

Report comments, jokes, behavior or communications that may be offensive.

Do not discriminate against or harass a colleague on the basis of gender or gender identity, race, color, religion, national origin, age, disability, military service, marital status, sexual orientation, genetic predisposition or any other characteristic protected by law or Company policy.

Do not sexually harass a colleague. Sexual harassment includes sexual advances, inappropriate references to sex or gender, inappropriate touching of a sexual nature, conduct of a sexual nature or other offensive conduct or language.

Do not verbally abuse, threaten, taunt, intimidate or bully a colleague.

Watch out for

Comments, jokes or materials, including emails, that others might find offensive.

Related policies and guidance

Inclusion at Marsh

The Greater Good | We build trust with colleagues	17

We provide a safe and
healthy workplace.

The Greater Good | We build trust with colleagues	18

Marsh is committed to providing a safe and healthy workplace for colleagues and visitors to our facilities. Each of us is responsible for acting in a way that protects ourselves and others.

Make sure you

Observe the safety, security and health rules and practices that apply to your role.

Do not touch anyone in a violent or unwelcome manner in the workplace or while conducting Company business.

Never sell, possess or use illegal drugs in the workplace or while conducting Company business.

Do not come to work or conduct Company business while intoxicated or under the influence of illegal drugs.

Immediately address and report risks to safety and security and any workplace accident or injury to a member of management, Human Resources or Global Security.

Watch out for

Unsafe practices or work conditions, such as using handheld devices while driving.

Lax enforcement of security standards, such as facility entry procedures and password protocols.

Related policies and guidance

Workplace Violence Prevention Policy

Global Security at Marsh

The Greater Good | We build trust with colleagues	19

We respect privacy and
protect personal and
confidential information.

The Greater Good | We build trust with colleagues	20

Colleagues place their trust in each other. We safeguard our colleagues’ personal and confidential information. This includes information we collect and process for Human Resources, recruiting, compensation, training, managing individual performance, administering benefits and providing occupational health and safety.

Make sure you

Understand and adhere to the law and Company policy on the use, protection and retention of information about colleagues.

Learn about the types of information given heightened protection by the law and Company policy (such as personal information, including personal identification numbers, bank account numbers and health data) and protect them through appropriate means (such as encryption or other types of access restrictions).

Consult Legal and Compliance or Human Resources if a law enforcement or regulatory authority or any other person outside the Company requests colleague information.

Immediately report any loss or inadvertent disclosure of colleague information to your local IT Help Desk, or to Legal and Compliance.

Watch out for

Unintentional exposure of confidential colleague information in public settings, such as during phone calls or while working on your laptop.

Related policies and guidance

Handling Information Appropriately Policy

The Greater Good | We build trust with colleagues	21

Q: While on a business trip, a colleague repeatedly asked me out for drinks and commented several times on my appearance in a way that disturbed me. Is this an issue, since we weren’t in the office when it happened?

A: This type of conduct is not tolerated in any work-related situation, including business trips. You should report the problem to Human Resources or a manager. Also, if you feel comfortable doing so, you could tell your colleague you find his or her actions inappropriate and unwelcome.

Q: One of my coworkers sends emails containing sex jokes and comments that make fun of certain nationalities. They make me uncomfortable, but no one else has spoken up about them.

What should I do?

A: You should speak up immediately to a manager or to Human Resources, as sending such jokes may violate Company standards on harassment and discrimination and our policies about the use of Company systems. By doing nothing, you could be condoning discrimination or tolerating beliefs that can seriously erode the team environment we have all worked hard to create.

Q: I think a colleague who works near me has been coming to work drunk. What should I do?

A: This may be a performance or a safety issue, and could impact the reputation of the organization. The best thing that you can do for everyone, including your coworker, is to report your concern to your manager or to Human Resources.

Q: I saw two colleagues in another area having an argument, and one threatened the other with violence. A friend of mine from that area says that’s just how they deal with each other on that team. I’m uncomfortable speaking up, but the emotions seemed pretty real to me. Should I report the threat or not?

A: Report the threat immediately to your manager or to Human Resources. When safety is at issue, err on the side of caution.

Q: My best friend happens to work in the Company’s payroll department and has access to colleagues’ personal information. I’m planning a party and would like to send invitations to the homes of several coworkers. Can I ask her to get me their addresses?

A: No. This is a violation of privacy and could result in disciplinary action for both you and your friend. You should look up the addresses on the internet or ask the coworkers directly.

The Greater Good | We build trust with colleagues 22

We build trust
with clients

We treat
clients fairly.

The Greater Good | We build trust with clients	24

We work to understand and meet our clients’ business needs, while always remaining true to our own ethical standards. We tell the truth about our services, capabilities and compensation. We do not make promises we cannot keep. In short, we treat our clients as we would want to be treated.

Make sure you

Treat each client fairly and honestly.

Document the terms of client relationships and engagements according to your business procedures.

Develop and deliver products and services according to your business procedures, including appropriate reviews to ensure high quality.

Promptly raise any concern about a potential error, omission, missed deadline or defect in quality with a manager or Legal.

Report actual or potential legal claims, lawsuits and errors and comissions to Legal by using your “Report to Counsel” form.

Promptly raise any potential conflict of interest between clients, or between a client and the Company, with a manager or with Legal and Compliance.

Comply with all licensing and other legal requirements that apply to your work.
Never follow a client’s request to do something unethical or unlawful. If you are uncertain of the right course, consult a manager or Legal and Compliance.

Watch out for

Any request by an employee of a client for an arrangement that personally benefits the employee rather than the client itself.

Any client’s request for an arrangement that is not clearly legal or that could harm the Company’s reputation.

Pressures from colleagues or managers to cut corners on quality or delivery standards.

Temptations to tell clients what you think they want to hear rather than the truth. If a situation is unclear, present a fair and accurate picture to the client as a basis for decision.

Any request by a client or third party to share our revenues if doing so would violate local licensing or other laws or regulations.

Comments or behavior from clients that may be considered offensive or disrespectful to others.

Related policies and guidance

Resolving Conflicts of Interest Policy

Giving and Receiving: Gifts, Entertainment and Contributions Policy

The Greater Good | We build trust with clients	25

We protect client
information.

The Greater Good | We build trust with clients	26

Clients place their trust in us. In the course of developing a client’s business or providing services to our clients, we are routinely provided with confidential, personal, proprietary, non-public or trade-secret information. When this occurs, we securely maintain and safeguard this information so that it is not improperly used or disclosed.

Make sure you

Understand and adhere to the law, Company policy and client agreements on the use, protection and retention of information from or about clients.

Learn about the types of information given heightened protection by the law and Company policy, such as personal information (including Social Security numbers, bank account numbers and health data), and protect them through appropriate means such as encryption or other types of access restrictions.

Use and disclose client information only for legitimate business purposes in accordance with the client contract and the Company’s Handling Information Appropriately policy

Immediately consult Legal and Compliance if a law enforcement or regulatory authority or any other person outside the Company requests client information or documents.
Only share client information within the Company if you have made sure it is permissible and will be appropriately protected.

Follow our Handling Information Appropriately policy to protect client information, Company information and equipment (laptops, phones, tablets, etc.).

Protect your passwords and secure portable devices while traveling.

Immediately report all incidents involving the suspected or actual loss, theft, unauthorized disclosure or inappropriate use of client information to your local IT help desk or to Legal and Compliance.

Watch out for

Requests by clients for information about other clients.

Unintentional exposure of client information in public settings, such as on phone calls or while working on your laptop.

Related policies and guidance

Handling Information Appropriately Policy

The Greater Good | We build trust with clients	27

We comply with the
special requirements
of government clients.

The Greater Good | We build trust with clients	28

The Company is committed to meeting the many special legal, regulatory and contractual requirements that apply to government-related work around the world. These requirements may apply to bidding, invoicing, employment practices, contract performance, gifts and entertainment and other matters. The Company may also be obligated to impose these requirements on any agents or subcontractors we bring in to help with the work. Legal and Compliance can help you understand these rules and establish processes to ensure they are followed.

Make sure you

Determine in every case whether the client you are working with is owned or controlled by a government.

Follow all laws, regulations, contractual provisions and other rules applicable to the business relationship between the Company and each government client you work with.

Understand the rules about gifts, entertainment, travel and lodging of each government client you work with, as they may differ from other clients’.

Clearly communicate any special requirements of government clients to all colleagues, agents, subcontractors and other business partners involved in the work.
Understand and adhere to Company policies and guidance in this area, including Giving and Receiving: Gifts, Entertainment and Contributions and Working with Third Party Providers, Governments and Vendors.

Watch out for

Businesses such as transportation providers, energy companies, financial institutions, telecommunications providers and others which may be owned or controlled by a government, in whole or in part, and subject to special rules.

Laws, regulations or rules governing the Company’s relationship with a government client, which sometimes are not readily accessible. Whenever possible, ask the government client to inform you of requirements of this kind.

The temptation to provide otherwise reasonable entertainment to a government client—such as a business meal—before learning that client’s rules on entertainment. Some government clients have rules that prohibit or limit all entertainment.

Related policies and guidance

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with clients	29

We compete
ethically.

The Greater Good | We build trust with clients	30

Marsh is committed to competing vigorously and fairly for business by providing superior products and services—not by engaging in improper or anti-competitive practices. We comply with all laws related to competition, antitrust and obtaining competitive information in the countries in which we do business.

Make sure you

Do not engage in anti-competitive behavior, particularly including:

Collusion—when companies secretly communicate or agree on how they will compete. This may include agreements or exchanges of information on pricing, terms, wages or allocations of clients or market segments.

Bid-rigging—when competitors manipulate bidding to undermine fair competition. This may include comparing bids, agreeing not to bid or knowingly submitting noncompetitive bids.

Tying—when a company with significant market power forces customers to buy products or services they do not want in order to receive those that they do want.

“No Poach” Agreements—when competitors agree not to pursue each other’s employees.

Also refrain from:

Discussing or agreeing with competitors on inappropriate matters, including fee and commission levels, strategic plans and how we win business.
Obtaining competitively sensitive information from a competitor.

Coordinating employee compensation with a competitor.

Sharing the Company’s competitively sensitive information with a competitor.

Sharing competitively sensitive information of clients or third parties with their competitors.

Inappropriately coordinating or discouraging bidding among insurance and reinsurance markets for a client’s business.

Facilitating collusion among companies competing for a client’s business.

Watch out for

Formal or informal agreements with competitors about whether and how we compete for clients (e.g., an understanding not to pursue each other’s clients).

Collecting data from inappropriate sources (such as competitors, new hires or candidates for employment). This can be, or appear to be, an improper exchange of competitively sensitive information.

Participation in a trade, industry or professional group that becomes a forum for reaching unlawful agreements or improperly exchanging competitively sensitive information.

Related policies and guidance

Competing Ethically Policy

Resolving Conflicts of Interest Policy

The Greater Good | We build trust with clients	31

We do not
bribe.

The Greater Good | We build trust with clients	32

Improper influence may take many forms. Cash, gifts, meals, travel, entertainment, loans, charitable contributions, political contributions or offers of employment may all be used inappropriately in attempts to influence business decisions or government action. Regardless of the form, we do not bribe or use any other means to improperly influence the decisions of clients, potential clients or government employees. We do not offer or provide bribes directly or through a third party. We do not bribe even where it might be a generally accepted practice, when competitors do so or for any other reason.

Make sure you

Do not give or offer anything of value to a client, prospective client or government employee unless it is legal, reasonable and free of any intent or understanding that it will influence a business decision or government action.

Follow our rigorous due diligence processes when engaging agents who represent us or third parties who introduce clients to us, and oversee their activity for the duration of any agreement.

Raise a concern if you know or suspect that a colleague, third party or other agent of the Company may be attempting to improperly influence a decision of a client, potential client or government employee.
Never record, or allow a colleague to record, a transaction in a way that disguises its true nature, such as booking the cost of entertaining a client as a “consulting fee” or a “training expense.” Carefully review the accuracy of the expense reports you approve.

Watch out for

Requests for payments to a country or a party unrelated to a transaction, or for payments in cash.

Third parties or agents who are deemed valuable for their personal ties rather than for their services, or who request compensation out of proportion to the value of their services.

Requests to engage third parties or agents without a written contract, or without completing the documentation required by the Company’s due diligence process.

Requests from colleagues not to record agreements or payments.

Client requirements to engage specific third parties.

Client requests for favors, such as job interviews or internships for family members.

Entertainment or meals that could be seen as lavish or inappropriate.

The appearance of impropriety, especially when dealing with government employees.

Related policies and guidance

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with clients	33

We put clients’
interests first.

The Greater Good | We build trust with clients	34

We are often called upon to help clients choose between business partners. Some of our most important services involve helping our clients select (re)insurance markets and investment service providers for pension and benefit plan assets. Within the bounds of applicable law, regulation and Company policy, we always put our clients’ interests first when helping them choose business partners of any kind.

Make sure you

Help clients choose business partners based on the quality of their products and services and the competitiveness of their prices and other terms and conditions.

Help clients choose business partners who are well qualified and financially responsible and avoid business partners who have engaged in unlawful or unethical conduct, or who could damage client reputations.

Disclose to your manager any actual or potential conflict of interest, or any personal relationship with a prospective business partner if you are involved in choosing the business partner.

Avoid any gift, entertainment or favor from a business partner or potential business partner which might create the appearance of personal benefit to you from the choice of business partner.

Watch out for

Any relationship between the Company and a business partner, or between a colleague and a business partner, that could be perceived as a conflict of interest. If any such relationship exists, discuss it with a manager or Legal and Compliance.

Related policies and guidance

Resolving Conflicts of Interest Policy

The Greater Good | We build trust with clients	35

Q: One of my clients is asking me to go way outside the scope of our engagement agreement. They’re a very important client, and I want to keep them happy. What should I do?

A: Significant changes in the scope of work should be documented and approved by the client. Of course, if the requests are for something illegal or inappropriate, you must not help, even if it “keeps them happy.”

Q: I’m on a tight deadline preparing a report for a client. The report includes some information we collected. I’ve reviewed most of it, and it seems fine. Can I just assume the rest of it is OK so I have a chance of meeting the deadline?

A: Your reputation and ours are tied to everything we deliver to clients. When you inform them that the information you’re providing is accurate, you must be certain that it is. Failing to do so could lead to harm for both you and the Company.

Q: I’ve discovered that I made an error in billing my time to a client. It’s a minor error, given the scope of the project, and it will make us look bad if I point it out. Can I just adjust future billings accordingly?

A: You should notify the Finance Department and the client and agree how to correct the error. This is the right thing to do, complies with Company policies and may in fact build trust because of our honesty.

Q: I walked past a coworker’s desk this morning. She was in a meeting in the conference room, but highly confidential information about one of her clients was open on her desk. This isn’t the first time she’s done that. What should I do?

A: You should talk to her or your manager about it. Safeguarding confidential information is everybody’s responsibility.

Q: My client has asked me for information about one of her competitors, who happens to be another client of the Company. What should I tell her?

A: You must politely but firmly say we cannot discuss anything about one client with another client. Beware of the temptation to discuss things you believe are widely known. Put yourself in the shoes of the Company’s other client and ask yourself whether it would build trust with that client if he or she became aware you had been discussing the client’s business with a competitor.

The Greater Good | We build trust with clients 36

Q: I’m in a meeting with government clients, which is running longer than planned, and they’ve missed their flight back home. There are no more flights for a number of hours. Can I buy them dinner since we’re still working in the Company’s offices?

A: When dealing with government clients, you must become familiar with all special rules relating to our service for those clients. This includes any special rules the client may have, or the law may require, about providing meals or other gifts, entertainment or hospitality. If you find yourself in a situation like the one in the question and you don’t know what the rules are, ask the client directly whether providing the meal is permissible. In any event, use good judgment, and if you choose to provide a modest meal, report it promptly afterward to Compliance in accordance with our Giving and Receiving: Gifts, Entertainment and Contributions Policy.

Q: An acquaintance at a competitor just phoned me to ask that I meet him for drinks to discuss “opportunities to support each other.” Is it OK for me to go if I go just to listen?

A: Before agreeing to meet, you should talk to Legal and Compliance, who can give you guidance on the subject areas that would be prohibited under competition laws. While competitors generally cooperate in ways that are legal, you need to be aware of the possibility the competitor will direct the conversation into areas that are not permissible.

Q: I used to work for a competitor. My team members have asked me to brief them on my former company’s proposal strategies. Is this OK?

A: If the proposal strategies are not a matter of public record, you may be improperly divulging the competitor’s confidential proprietary information. In order to understand the boundaries between what you can and cannot talk about, contact Legal and Compliance to discuss the matter.

Q: We are considering the use of a prominent businessman as a consultant to help us open a new market for our services in a particular country. The agent is asking for a budget of a few thousand Euros to ensure that all the proper officials think highly of us. He says this is the way business is done in his country. Should I agree?

A: No. It is clear the agent intends to make improper payments that violate the Code and our Giving and Receiving: Gifts, Entertainment and Contributions Policy —and, probably, the law. You cannot allow this to occur, and you cannot turn a blind eye simply because the improper acts would be done by an agent rather than by you or a Company colleague.

The Greater Good | We build trust with clients 37

Q: I sent a visa application to an embassy. It has been there for a long time and I now need to travel to that country. I have been told that the embassy may expedite my application if I pay one of its employees a modest amount. Can I go ahead with such payment?

A: No. The payment is to an individual, not to the embassy. This is a “facilitating” payment, which is not acceptable under the Code and illegal in almost all of the countries in which we operate. However, if there is an expediting fee that is a standard way the embassy operates, and the fee goes to the embassy, not to an individual employee, it might be acceptable to pay—check with Legal and Compliance.

Q: I have a client in another country whose insurance manager is about to come to my city for three days of business meetings with me and the insurance companies who underwrite the client’s coverages. The manager has asked me to arrange for our Company to organize and pay for a day of sightseeing for him during his trip. Is this something I should discuss with Legal and Compliance?

A: Yes. Striking the right balance between business meetings and entertainment often requires a careful understanding of the anticorruption laws applicable to our Company. Legal and Compliance can assist you in understanding what the limits are so you can plan a client visit that will both enhance the client relationship and comply with the law.

The Greater Good | We build trust with clients 38

We build trust
in the Company

We know our
business partners.

The Greater Good | We build trust in the Company	40

Marsh is committed to compliance with trade sanctions, anti-terrorist financing, export controls, anti-human trafficking and anti-boycott laws. These laws designate countries, companies and persons with which we may not do business. Be aware of the possibility that a client, prospect or other business partner could be located in a sanctioned country or could itself be a sanctioned entity.

Make sure you

Enter all required information into the systems provided by your business for onboarding and managing clients, suppliers and third parties before you begin work on a new matter or engage a new business partner. These systems screen business partners and protect the Company from violating trade sanctions laws.

Do not engage in “facilitation”—for example, helping someone else do an act you are not permitted to do yourself. If you are not legally allowed to perform an action yourself, you are also prohibited from helping someone else perform the action.

Seek advice from Legal and Compliance when you find any conflict between the sanctions laws of different countries.

Watch out for

Third parties acting on behalf of sanctioned countries, companies or persons.

Any money or other assets in our Company’s possession in which a sanctioned country, company or person may have an interest.

Related policies and guidance

Understanding Trade Sanctions and Anti-Money Laundering Policy

The Greater Good | We build trust in the Company	41

We work to prevent
money laundering and
financial crimes.

The Greater Good | We build trust in the Company	42

Marsh is committed to compliance with anti-money laundering laws. Money laundering is conduct designed to conceal the origin or nature of the proceeds of criminal activity. You must follow the anti-money laundering requirements of your business, including know-your-client procedures, and restrictions on forms of payment. Learn about and keep alert for possible money laundering “red flags.” If a red flag should appear in the course of a transaction, before you go further, speak with your manager or Legal and Compliance.

Make sure you

Follow your business’s know-your-client business procedures.

Follow your business procedures relating to acceptable forms of payment in situations where you are involved with receiving or handling funds. Some forms of payment, such as cash or third-party checks, present heightened money laundering risks.

Follow applicable laws on filing suspicious activity reports, by notifying Legal and Compliance about activity that could be a sign of money laundering.

Never tell or “tip off” a client about money laundering suspicions you may have. In some countries, “tipping off” is a criminal offense.

Watch out for

A client or prospect who:

Has been the subject of financial crime or money laundering allegations;

Has an ownership structure that obscures its true owners;

Refuses to properly document a transaction or relationship; or

Makes or requests payment in cash, to or from a third party or to or from a country not related to the transaction.

Also look for:

Transactions that seem to lack a business purpose or consistency with a party’s business strategy.

Duplicate payments or overpayments that are not easily explained as simple mistakes.

Related policies and guidance

Understanding Trade Sanctions and Anti-Money Laundering Policy

The Greater Good | We build trust in the Company	43

We build strong
relationships with
our suppliers.

The Greater Good | We build trust in the Company	44

Engaging suppliers and subcontractors who provide the Company with superior service on reasonable terms is important to our success.

Make sure you

Choose suppliers, third-party providers and contractors based on the quality of their products and services and the competitiveness of their prices and other terms and conditions.

Choose suppliers and third-party providers who are well qualified and financially responsible, and avoid suppliers who have engaged in unlawful or unethical conduct, who do not meet our data-protection standards or who could damage our reputation.

Disclose to your manager any actual or potential conflict of interest or any personal relationship with a prospective supplier if you are involved in choosing the supplier.

Avoid any gift, entertainment or other favor from a supplier or potential supplier that might create the appearance of improper influence or a personal benefit to you from the choice of supplier.

WATCH OUT FOR

Any relationship or dealings between you and a supplier that could be perceived as a conflict of interest.

Pressures to choose a supplier that does not offer competitive products, services, prices or terms only because it is also a client or prospective client of the Company.

Supplier practices that could jeopardize our reputation, such as violations of human rights, environmental regulations or data-protection regulations.

RELATED POLICIES AND GUIDANCE

Working with Third Party Providers, Governments and Vendors Policy

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Resolving Conflicts of Interest Policy

Vendor Management Program

The Greater Good | We build trust in the Company	45

We manage conflicts
of interest with integrity.

The Greater Good | We build trust in the Company	46

Given our broad client base and diverse business offerings, we will face situations where the interests of one client may conflict with the interests of another, or even with the interests of the Company itself. We will identify such situations promptly, resolve them with integrity and treat our clients fairly.

Make sure you

Follow your business’s screening procedures by properly entering account-opening and new-opportunity information into your client management system. Update the information as required.

Identify potential business conflicts of interest promptly.

Work with Legal and Compliance to determine an appropriate course of action to manage the conflict. Potential resolutions for a conflict are:

Disclosing the relationships to the relevant parties;

Obtaining consent from the party at risk;

Establishing information barriers (ethical walls); or

Declining the engagement.

Watch out for

Situations where a revenue opportunity for the Company is not in the best interests of a client.

Situations where one client is in litigation with another client.

Services that could involve one business investigating, offering an opinion on or questioning the work of a sister company.

Related policies and guidance

Resolving Conflicts of Interest Policy

The Greater Good | We build trust in the Company	47

We are transparent
about potential personal
conflicts of interest.

The Greater Good | We build trust in the Company	48

Each of us owes a duty of loyalty to the Company and its shareholders. We must avoid or disclose conflicts of interest between the Company and ourselves. We may only accept a directorship or other position with a for-profit or nonprofit business or organization outside the Company if it would not impair our ability to fulfill our duties to Marsh.

Make sure you

Avoid conflicts of interest whenever possible and, if you find yourself facing a potential conflict of interest, disclose it to your manager and Legal and Compliance.

Do not do any outside work or accept any outside employment, leadership or directorship positions that could harm the Company, such as:

Work for a competitor;

Outside work that would interfere with your work for the Company; or

Outside work that could embarrass the Company or give the appearance of a conflict.

Also make sure you:

Do not pursue business opportunities for yourself that would be appropriate opportunities for the Company.
Avoid any investments that are material to you (or greater than 1% of such company’s publicly traded securities) in any company that competes or does business with our Company without prior written approval of your manager.

WATCH OUT FOR

Common conflicts of interest, such as:

Proposing a close friend or relative as a supplier or contractor without disclosing the relationship;

Proposing a company in which you have a financial interest as a supplier or contractor without disclosing the relationship;

Doing work in your personal capacity for a supplier or client;

Allowing a supplier or contractor to do work for you in your personal capacity, whether paid or unpaid;

Receiving gifts, entertainment or other favors from a supplier or contractor that could create the appearance of improper influence.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

Resolving Conflicts of Interest policy

The Greater Good | We build trust in the Company	49

We use good judgement
when giving or accepting
gifts or entertainment.

The Greater Good | We build trust in the Company	50

In the right circumstances, a modest gift may be a thoughtful “thank you,” or a meal may be an appropriate setting for a business discussion that strengthens a client relationship. When not used with care, however, gifts and entertainment may create the appearance of improper influence, may breach client standards and may even violate the law.

Make sure you

Do not give or accept any gift or entertainment unless it is legal, reasonable and free of any intent, understanding or appearance that it will improperly influence a business decision.

Only give or accept gifts valued below your business unit’s limits.

Avoid entertainment in venues involving adult entertainment even if you are not officially doing Company business.

Do not give or offer any gift or entertainment to a government employee without consulting the Giving and Receiving: Gifts, Entertainment and Contributions Policy.

Seek guidance from Legal and Compliance if you are in doubt concerning any aspect of the Giving and Receiving: Gifts, Entertainment and Contributions Policy, such as not being sure whether you are dealing with a government employee, or not being sure whether a gift or entertainment is legal or reasonable.

Watch out for

Situations that could embarrass you or the Company.

Client rules or standards that are stricter than normal for their industry.

Clients that appear to be privately held but are actually considered government entities, such as certain national airlines, banks, insurers and energy companies.

Gifts, entertainment or other favors that may be reasonable for a privately owned client but not for a government client.

Related policies and guidance

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust in the Company	51

We do not trade on
or disclose inside
information.

The Greater Good | We build trust in the Company	52

We are committed to keeping information related to our Company and our clients confidential. Each of us is prohibited from trading securities or from “tipping” others to trade securities of Marsh or other companies while in possession of material information before it becomes available to ordinary investors. Material information is the kind of information a reasonable investor would consider in deciding whether to buy or sell a security. Material information could relate to the company, a client or a supplier, and could include news about: financial performance; strategic plans; business initiatives; mergers or acquisitions; litigation; significant cybersecurity breaches or plans by Marsh to repurchase shares or change its dividend policy.

Make sure you

Do not buy or sell securities of Marsh or any other company when you have material nonpublic information about Marsh or that company.

Do not communicate material nonpublic information to any other person.

Do not engage in short sales or derivative transactions related to Marsh securities.

Do not trade during “blackout periods” if you have been notified you are subject to such trading restrictions. Contact Legal if you have any questions about whether trading is appropriate.

Watch out for

Requests by friends or family for information about Marsh, our clients or any other company with which we do business. Even casual conversations could be viewed as illegal “tipping” of inside information.

Related policies and guidance

Trading Securities Policy

The Greater Good | We build trust in the Company	53

We safeguard
Company technology
and information.

The Greater Good | We build trust in the Company	54

We are entrusted with Company technology and information and are personally responsible for protecting them and using them with care. Company technology includes facilities, equipment and information systems. Company information includes intellectual property, personal information and confidential information, in electronic or paper format.

Make sure you

Use and disclose Company information only for legitimate business purposes.

Properly label Company information to indicate how it should be handled, distributed and, when appropriate, discarded.

Protect intellectual property and confidential Company information by sharing it only with authorized parties.

Store or communicate Company information only in or through approved Company technology systems.

Make only occasional personal use of Company technology.

Do not use Company technology systems to create, store or send content others might find offensive.
Respect the copyrights, trademarks and license agreements of others when dealing with printed or electronic materials, software or other media content.

Avoid any use of Company technology that could harm those assets or cause loss to the Company.

Watch out for

Sharing of passwords.

Devices left unsecured when not in use.

Downloading from the internet or uploading from a USB drive any files that could introduce viruses to or otherwise harm our technology.

Use of unapproved software or applications.

Discussions of confidential information within earshot of unauthorized persons.

Transmissions of confidential, restricted or sensitive information to unattended fax machines or printers.

Related policies and guidance

Handling Information Appropriately Policy

The Greater Good | We build trust in the Company	55

We maintain accurate
business records and
sound internal controls.

The Greater Good | We build trust in the Company	56

As a publicly traded company, Marsh depends on complete and accurate business records to fulfill its responsibilities to shareholders, clients, suppliers, regulators and others. We create business records—including travel and entertainment records, emails, memos, presentations, reports and accounting records—that are complete, fair and accurate, and maintain them in accordance with our system of internal controls.

Make sure you

Create accounting and business records that accurately reflect the truth of the underlying event or transaction.

Record transactions as prescribed by policies and procedures.

Write carefully and clearly in all your business communications, including emails.

Write with the understanding that someday your business communications may become public documents.

Sign only documents—including contracts—you have reviewed, are authorized to sign and believe are accurate and truthful.
Retain, protect and dispose of records according to our Handling Information Appropriately Policy. Records subject to legal-hold notices, document-preservation requestsor regulatory requirements may be subject to additional protections.

Understand and comply with legal-hold notices and other document-preservation requests.

Watch out for

Estimates or assumptions that are reported as facts. If you include estimates or assumptions in business records, ensure that such estimates or assumptions are properly supported by appropriate documentation.

Exaggeration, derogatory language and other expressions that could be taken out of context.

Communications related to your work on social media or other sites. These may be considered business records and subject to the Company’s Handling Information Appropriately Policy and other requirements.

Documents subject to a legal hold or similar preservation requirement. These records—whether in paper or electronic form—should not be destroyed, discarded, altered or hidden.

Related policies and guidance

Handling Information Appropriately Policy

Social Media Policy

The Greater Good | We build trust in the Company	57

We communicate honestly
and professionally with
investors and the public.

The Greater Good | We build trust in the Company	58

We are committed to honest, professional and legal communications to investors and the public. We take care in all our communications, internal or external, formal or informal.

Make sure you

Follow guidelines issued by Public Affairs concerning posting about the Company on external electronic forums and social media sites.
Do not speak to the media on issues involving the Company without prior authorization from your Media Relations department or Public Affairs.
Refer any inquiries from shareholders or financial analysts to Investor Relations.
Receive approval from your Media Relations department and your manager before making public speeches, writing articles for professional journals or engaging in other public communication when you are identified with the Company.
Get approval from your Internal Communications department before distributing any communication intended for a broad employee audience. Communications intended for cross-business distribution require approval from Internal Communications.

Watch out for

Any suggestion that you speak for the Company in your personal communications, including in emails, blogs, message boards and social media sites.
Temptations to use your Company title or affiliation outside your Company work—such as in charitable or community work—without making clear that the use is for identification only and you are not representing the Company.
Conversations with reporters who ask you for information about the Company without first consulting with your business’s Media Relations department or Public Affairs.

Related policies and guidance

Handling Information Appropriately Policy

Social Media Policy

The Greater Good | We build trust in the Company	59

Q: We have a large potential deal with a new client in the energy industry. The client is based in a country that has a reputation for supporting terrorism, and I have been told to wait to sign the contract until we have conducted due diligence. This doesn’t seem to be very business-friendly. What should I do?

A: It is an essential part of your job to identify and manage the risks associated with the transactions you do. While it may take more time, in the long run, conducting due diligence in situations like this one is the right way to protect the Company.

Q: One of my clients made a large up-front payment for work. After doing a small fraction of the work, the client cancelled the project and requested the refund be paid to a third party. Could this be related to money laundering? What should I do?

A: Over-payments and payments to third parties may be signs of money laundering. Money laundering involves a series of transactions designed to obscure the source of funds. This arrangement could be designed to have the Company pay a third party the client does not wish to pay directly. Contact Legal and Compliance before proceeding with the transaction.

Q: My college roommate was just promoted to vice president at one of our suppliers, and he’s offered to fly me to Monte Carlo for a weekend at his company’s expense to “catch up” and maybe talk about the relationship between our companies. May I accept?

A: No. The lavish nature of the entertainment at a minimum creates the appearance of a personal benefit to you, which could be perceived as biasing your judgment in favor of the supplier. Any benefit that creates the appearance of influence violates our Giving and Receiving: Gifts, Entertainment and Contributions Policy.

Q: We’ve been hired to evaluate part of a client’s operations that employs a Marsh sister company as a key service provider. Our analysis may need to include an assessment of the work performed by our sister company. What should we do?

A: This is a significant conflict of interest. Work with Compliance and those in charge of the client relationship in both businesses to make sure you handle this professionally. At a minimum, you will need to inform the client about the fact that your company and the sister company are both affiliated with Marsh.

The Greater Good | We build trust in the Company 60

Q: My wife runs a training consulting firm. Can she submit a proposal to become a vendor of Marsh?

A: She is welcome to submit a proposal. To be sure to avoid any conflict of interest, you should disclose this relationship to your manager, refer the request to Procurement and refrain from participating in this matter. The most important action with any potential conflict of interest is to disclose it so it can be properly managed.

Q: A supplier invited me to a charitable golf tournament and my Compliance Officer approved my attendance. At the tournament, I won a set of clubs valued at $2,000 in a door-prize raffle. Is it OK to accept them?

A: Not necessarily. A prize received in a contest or a raffle is a gift. A $2,000 gift is likely extravagant and accepting it would almost certainly violate our Giving and Receiving: Gifts, Entertainment and Contributions Policy.

Q: I’ve developed a close relationship with one of my clients. At holiday time, I’d like to send him a gift basket including a few bottles of good wine. Is this OK?

A: Maybe. First, check your client’s Code of Conduct. Many of our clients prohibit employees from receiving gifts of value. If it passes the client’s test, review our Giving and Receiving: Gifts, Entertainment and Contributions Policy as well as your business policy. Generally, any gift you give must be: less than your business’s policy threshold;

not cash or cash-equivalent; legal; reasonable under the circumstances; free of any intention to improperly influence business decisions and unlikely to create the appearance of influence.

Q: I am aware of a significant new development in our business that I think is going to send the value of the Company’s stock skyward. I know that I can’t buy stock with this information, but I can recommend that my friend invest in our Company, right?

A: No. You cannot trade in Company stock with this information, as it is “material nonpublic information.” Trading in Company stock while in possession of this type of information is insider trading and against Company policy and the law. However, you are also forbidden by Company policy and the law from making any recommendations to others to buy or sell Company stock based on this type of information, even if you do not share that information when making the recommendation. Doing so would be considered “tipping” and could subject both you and your friend to civil and criminal penalties.

Q: I have discovered through my work with the Company that one of our clients is planning a partnership with a small, publicly traded company. It seems like a great time to invest in the smaller firm, and they’re not one of our clients. May I do so?

A: No. You are in possession of “material nonpublic information” and must not trade on it. If and when the information about the partnership becomes public, you may make the purchase, but not before.

The Greater Good | We build trust in the Company 61

Q: I was attending a meeting with several other Company employees at a hotel. At lunchtime, they all left their laptops in the conference room. I was nervous about it, but I did the same. Was this all right?

A: No. The laptops and the information in them are Company assets. The laptops must be protected from loss or theft and the information must be protected from unauthorized disclosure. You and your colleagues should have taken additional steps to protect the laptops, such as locking the conference room or bringing your laptops with you to lunch. This will be a recurring issue when you are out of the office on business. Avoid leaving laptops and other portable equipment in plain sight in unoccupied cars or hotel rooms. If feasible, use a locked compartment in the car or the safe in the hotel room when you cannot bring your laptop with you.

Q: I received a phone call from a person claiming to be a representative of one of our business partners. He asked if I could send him some files for a project I’m working on. What should I do?

A: You should confirm that the person requesting the information is who he says he is and that he is authorized under our contract to receive the information. If you are able to confirm this, make sure that each page of the document is clearly marked with the proper classification and that the file is transmitted securely in accordance with its classification.

Q: I occasionally record sales figures early or expenses late. That’s OK, isn’t it? It’s not like I’m making the numbers up.

A: Company policy and the law require us to record all transactions truthfully, accurately and in a timely way. Recording transactions in the wrong time period misrepresents our financial results.

Q: A friend of mine says that I could get into trouble for posting things about the Company on my Facebook page. Only my “friends” see my posts, and I’m not posting anything related to financials, so I don’t think it’s an issue. Who’s right?

A: Your friend is correct. Facebook is a public site, even if your personal page is not, and information that could affect public perceptions about the Company or the Company’s reputation can be passed quickly and easily from your “friends” to other parties. You should exercise caution when posting to blogs or social media sites anything that concerns your employment with the Company.

Q: A reporter for the Financial Times contacted me and asked me to elaborate on the Company’s position on a current piece of legislation. My manager and I had just talked about the new law earlier that morning, and I’ve got a pretty good handle on it. Can I answer the reporter’s questions?

A: No. All requests from the media should be referred to your Media Relations department or Corporate Communications—even if you think you know what they will say.

The Greater Good | We build trust in the Company 62

We build trust
with communities

We build trust by
acting responsibly.

The Greater Good | We build trust with communities	64

We manage business conflicts of interest with fairness and integrity

We are committed to sustainable development goals around: affordable healthcare; human dignity; gender equality; energy security and access to reliable and sustainable energy supplies; inclusive economic growth and job creation; and climate change mitigation and resilience to climate-related natural disasters—and we are committed to the promotion of public-private partnerships to achieve these goals.

Make sure you

Abide by the Marsh Client Engagement Principles.
Do your part to reduce your use of energy, minimize printing and the use of paper, and recycle whenever possible.
Speak up with any suggested environmental or social actions or practices for our colleagues, clients and communities.

Watch out for

Business practices that pose an environmental hazard or unnecessarily use natural resources.

Related policies and guidance

Marsh Client Engagement Principles

Sustainability at Marsh

The Greater Good | We build trust with communities	65

We make
an impact.

The Greater Good | We build trust with communities	66

Our colleagues live in thousands of communities in more than 100 countries. We are committed to the communities we call home. We demonstrate our social impact through employee volunteering and partnerships with organizations whose programs and services help build resilient communities. In order to maximize the impact of our charitable efforts, and to make sure the money we spend advances the common good, the Company has processes for proposing and approving charitable contributions and individual fundraising.

Make sure you

Follow the Company’s policies for making charitable contributions. Each contribution must be approved in advance pursuant to your business’s procedures.
Follow the Company’s fundraising guidelines when organizing a charitable organization’s fundraising event.

Watch out for

Requests from clients to give to charitable causes. These requests must be approved according to Company processes, like all other charitable contributions. If a client asks you to contribute from your own funds, consult your manager or Legal and Compliance.

Related policies and guidance

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Global Fundraising Guidelines

Social Impact at Marsh

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with communities	67

We engage appropriately
in the political process.

The Greater Good | We build trust with communities	68

As a responsible corporate citizen, Marsh may engage in political activities. At all times, these activities will comply with local and national laws. In the US, the Company has a political action committee (Marsh PAC), which may make contributions to US federal candidates, campaigns, political parties or political committees.

Make sure you

Receive approval from the CEO of your business, in consultation with Public Affairs, before engaging in political activities on behalf of the Company.
Do not make any political contributions on behalf of the Company.

Avoid any suggestion that your personal views and activities are those of the Company.

Do not use Company resources or facilities to support your personal political activities.

Understand the rules governing contributions to our Political Action Committee. The Company does not require contributions, and any coercion or pressure to contribute is prohibited.

Watch out for

Interactions with government officials or regulators that could be seen as lobbying. Any lobbying activities must be discussed in advance with Government Relations.

Related policies and guidance

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Global Fundraising Guidelines

Social Impact at Marsh

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with communities	69

We play by
the rules.

The Greater Good | We build trust with communities	70

We are a publicly traded US corporation governed by an independent Board of Directors. We are committed to best practices in corporate governance. We have approval policies and procedures in place to protect the Company, our colleagues, our clients and our shareholders. It is each colleague’s responsibility to know our procedures and adhere to them.

Make sure you

Know the approval procedures for your business and Marsh and obtain all required approvals in a timely way.
Consult with Legal and Compliance whenever you are unsure about the correct procedure.

Watch out for

Decision-making that prioritizes short-term results over good governance.

Related policies and guidance

Marsh Approval Procedures

Marsh Corporate Governance Guidelines

The Greater Good | We build trust with communities	71

Q: A colleague who reports to me runs a small nonprofit organization in addition to her responsibilities for the Company. I’ve noticed she often uses her office phone to make calls concerning her nonprofit organization. Is that acceptable?

A: As a manager, you have a number of responsibilities in this situation. First, you should make sure your colleague has had her position with the nonprofit approved in accordance with the Company’s policy on Resolving Conflicts of Interest. Second, you should speak up if your colleague’s outside responsibilities are interfering with her ability to fulfill her responsibilities to the Company. Third, you should remind your colleague to avoid any suggestion that the Company endorses her nonprofit. Finally, you should remind your colleague to minimize her use of the Company’s phones or email, including her use for the nonprofit.

Q: I am running for a position on my local town council. I want to send out an email to some of my colleagues about a fundraising event that I am hosting over the weekend. Is this OK?

A: No. Although occasional use of email for personal purposes is generally permitted, using any Company property or resources, including email addresses, for political purposes, fundraising or other solicitation is prohibited.

The Greater Good | We build trust with communities 72

Index

A
Accountability	10, 11
Accounting	57
Agents	11, 29, 33
Alcohol and Drugs	19
Antitrust	31
Audit	9, 11

B
Bribes	32, 33
Business Records	56, 57

C
Cash transactions	33, 43, 61
Charitable contributions	33, 61, 67
Client relationship	25, 29, 35, 38, 51, 60, 61
Communications	13, 17, 29, 57, 59, 62
Communities	4, 63, 65, 67, 69, 71
Company Assets	41, 55, 62
Compensation	13, 21, 25, 31, 33, 35
Competition Laws	31, 37
Competitor	11, 31, 33, 36, 37, 49
Confidential Information	20, 21, 27, 37, 53, 55
Conflicts of Interest	13, 25, 31, 35, 45, 46, 47,
48, 49, 60, 61, 65
Copyrights	55
D
Disclosure	13, 21, 27, 35, 62
Discrimination	17, 22

E
Entertainment	25, 29, 33, 35, 37, 38, 45, 49,
50, 51, 57 60, 61, 67, 69
Environment	22, 45, 65
Ethics & Compliance Line	9, 10, 11, 14

F
Fair Competition	31
Family	33, 53
Financial Crimes	42
Funds	43, 60, 67

G
Gifts	25, 29, 33, 37, 45, 49, 50, 51, 60, 61
Government Clients	28, 29, 33, 37, 51
Government Official	37, 69

H
Harassment	17, 22
Health	18, 19, 21, 27

I
Inclusion	17, 45
Inside Information	52, 53, 61

Index

I
Insider Trading	61
Integrity	4, 6, 8, 9, 11, 14, 46, 47, 65, 75
Intellectual Property	55
Investigations	9
Investor Communication	59

L
Leaders’ Responsibilities	12
Licensing	25

M
Material Information	53, 61
Media Relations	59, 62
Money Laundering	41, 42, 43, 60

O
Outside Employment	49

P
Personal Benefit	25, 35, 45, 60
Political Contributions	33, 69
Privacy	20, 22
Protecting Client Information	26, 27, 53, 71
Protecting Colleague Information	21, 22, 62, 71
R
Records Retention	21, 27
Regulations	9, 11, 25, 29, 45
Raising a Concern	9, 10, 13, 14, 25, 33
Reputation	9, 14, 22, 25, 35, 36, 45, 60, 62
Respect	4, 16, 17, 20, 25, 55
Retaliation	4, 10, 14

S
Securities	49, 53
Sexual Harassment	17
Social Media	57, 59, 62
Subcontractors	11, 29, 45
Suppliers	11, 41, 44, 45, 49, 53, 57, 60, 61

T
Trade Sanctions	41, 43
Trademarks	55
Transparency	48
Travel	27, 29, 33, 38, 57

V
Values	5, 6
Violence Prevention	19

W
Waivers	11

This Code is not an employment contract or a guarantee of future employment. It does not provide any additional rights to any employee or other person or entity. The Company may amend the Code at any time.

© 2026 Marsh. All rights reserved. No part of this book may be reproduced in any form without written permission of the copyright owner. First published in the United States of America by Marsh.	1166 Avenue of the Americas New York, NY 10036 212 345 5000 www.corporate.marsh.com For more information on The Greater Good, www.corporate.marsh.com/about/integrity.html